Exhibit 99.1
BIOSCRIP REPORTS 2010 THIRD QUARTER RESULTS
Elmsford, NY – November 2, 2010 – BioScrip, Inc. (Nasdaq: BIOS) today announced 2010 third quarter revenue of $441.2 million and net income of $2.0 million or $0.04 earnings per diluted share (EPS). Adjusted EBITDA for the quarter was $18.1 million.
Third Quarter Results
•	Revenue was $441.2 million;

•	Adjusted EBITDA of $18.1 million compared to $8.9 million in 2009;

•	Net income of $2.0 million or $0.04 EPS compared to prior year of $5.7 million or $0.14 EPS;

•	Average cash balances increased $14.4 million over the second quarter, with an average balance of $64.1 million; and

•	Reduced debt $2.9 million and in compliance with all debt covenants.
“Although the fundamentals of BioScrip are strong and we remain excited about the Company’s ongoing prospects, we recognize that we did not meet our guidance,” said Rick Smith, President and Chief Operating Officer of BioScrip. “In our Infusion/Home Health segment, we were successful in posting solid organic growth, but revenue was slightly below our expectations. On the incremental $5.2 million of revenue in this segment, an additional $1.0 million, or 20%, of Adjusted EBITDA was generated from the second quarter to the third, reflecting the strength of the higher margin home infusion therapies and the cost synergies we are realizing from the CHS acquisition. In our Pharmacy Services segment, revenue exceeded our expectations but the mix was not as strong as we anticipated. While new patient census grew, it was offset by lower-than-anticipated patient refill patterns.”
Mr. Smith added, “Overall our gross profit margins were impacted by IVIG product allocations and a manufacturer recall requiring us to fill prescriptions with a higher cost product, elimination of an industry-wide brand product rebate, conversion of certain CHS patients into a long-term contractual relationship and changes in reimbursement from certain payors.”
“We are examining all aspects of our business model and we intend to improve the quality of our revenue stream and reduce our overhead structure. As a result of the Company not meeting its expectations, we have accelerated a strategic assessment of our business lines and our operating cost structure,” Mr. Smith concluded.
Succession Announcement
As announced earlier today, the Company appointed Rick Smith, currently President and Chief Operating Officer, as Chief Executive Officer. Rich Friedman, currently Chairman and Chief Executive Officer, will serve as Non-Executive Chairman of the Board of Directors. Both changes are effective January 1, 2011.
2010 Guidance
Based on its year-to-date results, BioScrip is withdrawing its revenue, gross profit, net income, Adjusted EBITDA and EPS financial guidance for the full-year 2010, as well as fourth quarter 2010 revenue guidance. Management intends to assess its business, operations and 2011 outlook and expects to communicate its plans in January 2011.
Results of Operations
Third Quarter 2010 versus Third Quarter 2009
Revenue for the third quarter of 2010 totaled $441.2 million compared to $333.5 million for the same period a year ago, an increase of 32.3%. Pharmacy Services revenue for the third quarter of 2010 was $329.3 million compared to $296.7 million for the prior year period, an increase of $32.6 million or 11.0%. New revenue from the recently completed acquisition of the pharmacy operations of drugstore.com was $3.6 million. Infusion/Home Health Services revenue for the third quarter of 2010 was $111.8 million compared to $36.8 million in the third quarter of 2009, an increase of $75.0 million. CHS revenues contributed $68.0 million during the third quarter of 2010. Excluding the CHS revenues, Infusion/Home Health Services revenues increased 19.1%.
Consolidated gross profit for the third quarter of 2010 was $75.4 million, or 17.1% of revenue, compared to $41.5 million, or 12.4% of revenue for the third quarter of 2009. The increase in gross profit and gross margin percentage from 2009 to 2010 is the result of the contribution from CHS during the quarter and purchasing synergies, partially offset by previously disclosed pricing concessions, delays in brand to generic conversions, product allocations and last year’s AWP settlement. Sequentially, consolidated gross profit margins declined 0.7% to 17.1% primarily as a result of IVIG product allocations and a manufacturer recall which required us to fill prescriptions with a higher cost product, elimination of an industry-wide brand product rebate, conversion of certain CHS patients into a long-term contractual relationship and changes in reimbursement from certain payors versus the second quarter.
Third quarter 2010 operating profit was $12.2 million, or 2.8% of revenue, compared to an operating profit of $6.7 million, or 2.0% of revenue, for the third quarter of 2009. Operating profit in the third quarter of 2010 includes $1.3 million of amortization expense and $1.0 million of transaction, integration and severance related expenses associated with the CHS and drugstore.com acquisitions.
During the third quarter of 2010, BioScrip generated $25.7 million of segment Adjusted EBITDA, or 5.8% of total revenue. Consolidated Adjusted EBITDA includes corporate expenses, which are not allocated to the segments. This compares to $15.8 million, or 4.7% of total revenue in the prior year period. The Pharmacy Services segment generated $10.7 million of segment Adjusted EBITDA, or 3.3% of Pharmacy Services revenue. This compares to $13.2 million, or 4.5% of that segment’s revenue in the prior period. The Infusion/Home Health segment generated $14.9 million of Adjusted EBITDA, or 13.4% of revenue. This compares to $2.6 million, or 7.0% of Infusion/Home Health Services revenue in the third quarter of 2009.
On a consolidated basis, BioScrip reported $18.1 million of Adjusted EBITDA during the third quarter of 2010, or 4.1% of total revenue compared to $8.9 million, or 2.7% of total revenue in the prior year period.
Interest expense in the third quarter of 2010 was $8.1 million compared to $0.4 million in the third quarter of 2009.
The Company recorded a provision for income taxes of $2.1 million for the third quarter of 2010 on pre-tax income of $4.1 million, a 51.9% effective tax rate. The increased rate results from an additional $0.3 million charge relating to a reduction in the estimated value of our state deferred tax assets. This compares to $0.5 million of income tax expense on pre-tax income of $6.2 million, a 7.5% effective tax rate for the prior year period. The 2009 tax rate was lower due to utilizing the valuation allowance against our deferred tax assets, which was reversed in the fourth quarter of 2009.
Net income for the third quarter was $2.0 million, or $0.04 per diluted share, compared to $5.7 million, or $0.14 per diluted share, in the prior year period.
Nine Months Ended 2010 versus Nine Months Ended 2009
Revenue for the nine months ended September 30, 2010 was $1.2 billion compared to $988.0 million for the comparable period a year ago. Pharmacy Services segment revenue for the nine months ended September 30, 2010 was $923.6 million as compared to revenue of $880.4 million for the same period a year ago, an increase of $43.2 million, or 4.9%. The increase for the year was primarily related to new contracts, the expansion of patients served and industry wide drug inflation partially offset by pricing concessions and last year’s AWP settlement. Infusion/Home Health Services segment revenue for the nine months ended September 30, 2010 was $264.6 million, as compared to $107.6 million for the same period a year ago, an increase of $157.0 million. CHS revenues contributed $137.8 million for the nine months ended September 30, 2010. Excluding the CHS revenues, Infusion/Home Health Services segment revenue increased 17.9% over the prior year period.
Consolidated gross profit for the nine months ended September 30, 2010 was $187.8 million compared to $115.9 million for the same period a year ago. Consolidated gross profit as a percent of revenue for the nine months ended September 30, 2010 was 15.8%, compared to 11.7% for the same period of 2009.
Consolidated operating profit for the nine months ended September 30, 2010 was $19.4 million, or 1.6% of total revenue, compared to $16.1 million, or 1.6% of revenue, for the same period a year ago. Operating profit for the nine months ended September 30, 2010 includes $2.2 million of amortization expense and $7.1 million of transaction, integration and severance related expenses associated with the CHS and drugstore.com acquisitions.
For the nine months ended September 30, 2010, BioScrip generated $62.8 million of segment Adjusted EBITDA, or 5.3% of total revenue. This compares to $41.9 million, or 4.2% of total revenue for the prior year period. Pharmacy Services segment generated $31.1 million of segment Adjusted EBITDA, or 3.4% of Pharmacy Services segment revenue. This compares to $34.5 million, or 3.9% of that segment’s revenue in the prior period. Infusion/Home Health segment reported $31.7 million of segment Adjusted EBITDA, or 12.0% of Infusion/Home Health segment revenue. This compares to $7.4 million, or 6.9% of Infusion/Home Health Services segment revenue, in the prior year period.
On a consolidated basis, BioScrip reported $39.2 million of Adjusted EBITDA for the nine month period ended September 30, 2010, or 3.3% of total revenue compared to $22.1 million, or 2.2% of total revenues in the prior year period.
Interest expense for the nine months ended September 30, 2010 was $19.5 million, which includes $2.3 million associated with the Company’s bridge loan. Interest expense for the comparable period in 2009 was $1.5 million.
Income tax expense was $2.0 million for the nine months ended September 30, 2010 on a pre-tax net loss of $0.1 million. The income tax expense for the year is the result of the non deductible transaction expenses associated with the CHS acquisition and the revaluation of certain state deferred tax assets. This compares to a $1.2 million income tax expense on pre-tax income of $14.7 million same period a year ago.

Net loss for the nine months ended September 30, 2010 was $2.1 million, or $0.04 per share. This compares to net income of $13.4 million or $0.34 per diluted share for the same period last year.
Liquidity
On September 30, 2010, the Company had $51.0 million of cash with an average cash balance of $64.1 million during the quarter. In addition, the $50.0 million revolving credit facility remains undrawn. Free cash flow (Adjusted EBITDA less debt service, cash interest, cash taxes and cash capital expenditure) during the third quarter was $12.1 million.
Conference Call
BioScrip will host a conference call to discuss its third quarter 2010 financial results on November 2, 2010 at 8:30 a.m. Eastern Time. Interested parties may participate in the conference call by dialing 800-909-4195 (US), or 212-231-2905 (International), 5-10 minutes prior to the start of the call. A replay of the conference call will be available shortly after the call’s conclusion on Tuesday, November 2, through 10:30 a.m. Eastern Time on Wednesday, November 17, by dialing 800-633-8284 (US), or 402-977-9140 (International), and entering reservation number #21485382. An audio web cast and archive of the conference call will also be available under the investor relations section of the BioScrip website at www.bioscrip.com.
About BioScrip, Inc.
BioScrip, Inc. (www.bioscrip.com) (Nasdaq: BIOS) is a national provider of specialty pharmacy and home care products and services that partners with patients, physicians, hospitals, healthcare payors and pharmaceutical manufacturers to provide clinical management solutions and delivery of cost-effective access to prescription medications. Our services are designed to improve clinical outcomes for chronic and acute healthcare conditions while controlling overall healthcare costs.
Forward Looking Statements – Safe Harbor
This press release may contain statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the intent, belief or current expectations of the Company, its directors, or its officers with respect to the future operating performance of the Company, Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward-looking statements as a result of various factors. Important factors that could cause such differences are described in the Company’s periodic filings with the Securities and Exchange Commission.
EBITDA or earnings before interest, taxes, depreciation and amortization (“EBITDA”) and Adjusted EBITDA, which includes equity-based compensation and transaction, integration and severance and bad debt relating to CAP contract termination, are non-GAAP financial measures as defined under U.S. Securities and Exchange Commission Regulation G. As required by Regulation G, BioScrip has provided on Schedule 4 a reconciliation of this measure to the most comparable GAAP financial measure. The non-GAAP measure presented provides important insight into the ongoing operations and a meaningful benchmark to evidence the Company’s continuing profitability trend.

Contacts:
BioScrip, Inc.
Stanley G. Rosenbaum, Executive Vice President and Chief Financial Officer
952-979-3768
or
Ed Trissel
Joele Frank, Wilkinson Brimmer Katcher
212-335-4449

Schedule 1
BIOSCRIP, INC
CONSOLIDATED BALANCE SHEETS
(in thousands, except for share amounts)

	September 30,	December 31,
	2010	2009
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$50,979	$—
Receivables, less allowance for doubtful accounts of $16,408 and $11,504 at September 30, 2010 and December 31, 2009, respectively	186,474	151,113
Inventory	66,322	51,256
Deferred taxes	19,960	12,913
Prepaid expenses and other current assets	16,519	3,999

Total current assets	340,254	219,281

Property and equipment, net	22,723	15,454
Deferred taxes	17,414	26,793
Goodwill	323,798	24,498
Intangible assets, net	32,101	—
Deferred financing costs	5,440	—
Other non-current assets	2,151	1,194

Total assets	$743,881	$287,220

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$3,864	$30,389
Accounts payable	84,782	74,535
Claims payable	4,598	4,068
Amounts due to plan sponsors	16,170	4,938
Deferred revenue	3,527	—
Accrued expenses and other current liabilities	46,577	14,273

Total current liabilities	159,518	128,203

Long-term debt, net of current portion	314,752	—
Other non-current liabilities	3,796	3,224

Total liabilities	478,066	131,427

Stockholders’ equity
Preferred stock, $.0001 par value; 5,000,000 shares authorized; no shares issued or outstanding	$—	$—
Common stock, $.0001 par value; 125,000,000 shares authorized; shares issued: 56,632,871 and 42,766,478, respectively; shares outstanding; 53,688,338 and 39,675,865, respectively	6	4
Treasury stock, shares at cost: 2,658,963 and 2,647,613, respectively	(10,496)	(10,367)
Additional paid-in capital	366,901	254,677
Accumulated deficit	(90,596)	(88,521)

Total stockholders’ equity	265,815	155,793

Total liabilities and stockholders’ equity	$743,881	$287,220

Schedule 2
BIOSCRIP, INC
CONSOLIDATED STATEMENTS OF OPERATIONS (1)
(unaudited and in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenue	$441,153	$333,476	$1,188,251	$987,974
Cost of revenue	365,769	291,980	1,000,426	872,100

Gross profit	75,384	41,496	187,825	115,874
% of Revenue	17.1%	12.4%	15.8%	11.7%
Operating expenses
Selling, general and administrative expenses	55,950	32,402	146,978	94,335
Bad debt expense	5,309	2,433	12,536	5,410
Acquisition and integration expenses	595	—	6,694	—
Amortization of intangibles	1,326	—	2,196	—

Total operating expense	63,180	34,835	168,404	99,745
% of Revenue	14.3%	10.4%	14.2%	10.1%

Income from operations	12,204	6,661	19,421	16,129

Interest expense, net	8,122	447	19,515	1,471

Income (loss) before income taxes	4,082	6,214	(94)	14,658

Income tax expense	2,117	467	1,981	1,249

Net income (loss)	$1,965	$5,747	$(2,075)	$13,409

Basic weighted average shares	53,425	38,961	49,232	38,807

Diluted weighted average shares	54,210	40,184	49,232	39,345

Basic net income (loss) per share	$0.04	$0.15	$(0.04)	$0.35
Diluted net income (loss) per share	$0.04	$0.14	$(0.04)	$0.34

Schedule 3
BIOSCRIP, INC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	Nine Months Ended
	September 30,
	2010	2009
Cash flows from operating activities:
Net (loss) income	$(2,075)	$13,409
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	6,211	3,596
Amortization of intangible assets	2,196	—
Amortization of deferred financing costs	1,272	—
Change in deferred income tax	1,197	562
Compensation under stock-based compensation plans	2,726	2,385
Loss on disposal of fixed assets	125	—
Bad debt expense	12,536	5,410
Changes in assets and liabilities, net of acquired business:
Receivables, net of bad debt expense	(10,564)	5,913
Inventory	(10,834)	(2,606)
Prepaid expenses and other assets	(6,618)	(1,014)
Accounts payable	7,100	(14,027)
Claims payable	530	(1,002)
Amounts due to plan sponsors	3,051	305
Accrued expenses and other liabilities	(963)	1,048

Net cash provided by operating activities	5,890	13,979

Cash flows from investing activities:
Purchases of property and equipment, net	(6,747)	(4,522)
Cash consideration paid for Option Health earn-out	(1,000)	—
Cash consideration paid to CHS, net of cash acquired	(92,464)	—
Cash consideration paid to DS Pharmacy	(4,969)	—

Net cash used in investing activities	(105,180)	(4,522)

Cash flows from financing activities:
Proceeds from new credit facility, net of fees paid to issuers	319,000	—
Borrowings on line of credit	300,310	997,920
Repayments on line of credit	(330,699)	(1,008,747)
Repayments of capital leases	(72)	—
Principal payments on CHS long-term debt, paid at closing	(128,952)	—
Principal payments on long-term debt	(1,250)	—
Repayment of note payable	(2,250)	—
Deferred financing costs	(8,680)	—
Net proceeds from exercise of employee stock compensation plans	2,990	1,448
Surrender of stock to satisfy minimum tax withholding	(128)	(78)

Net cash provided by (used in) financing activities	150,269	(9,457)

Net change in cash and cash equivalents	50,979	—
Cash and cash equivalents — beginning of period	—	—

Cash and cash equivalents — end of period	$50,979	$—

DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$5,038	$1,432

Cash paid during the period for income taxes	$1,803	$741

Schedule 4
BIOSCRIP, INC
Reconciliation between GAAP and Non-GAAP Measures
(unaudited and in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Results of Operations:
Revenue:
Infusion and Home Health Services	$111,849	$36,809	$264,625	$107,613
Pharmacy Services	329,304	296,667	923,626	880,361

Total	$441,153	$333,476	$1,188,251	$987,974

Adjusted EBITDA by Segment before corporate overhead:
Infusion and Home Health Services	$14,942	$2,586	$31,702	$7,420
Pharmacy Services	10,731	13,224	31,120	34,521

Total Segment Adjusted EBITDA	25,673	15,810	62,822	41,941

Corporate overhead	(7,602)	(6,896)	(23,646)	(19,831)

Consolidated Adjusted EBITDA	$18,071	$8,914	$39,176	$22,110

Interest expense, net	(8,122)	(447)	(19,515)	(1,471)
Income tax expense	(2,117)	(467)	(1,981)	(1,249)
Depreciation	(2,404)	(1,356)	(6,211)	(3,596)
Amortization	(1,326)	—	(2,196)	—
Stock-based compensation expense	(1,097)	(897)	(2,726)	(2,385)
Acquisition, integration and severance expenses	(1,040)	—	(7,139)	—
Bad debt expense related to contract termination	—	—	(1,483)	—

Net income (loss)	$1,965	$5,747	$(2,075)	$13,409

Supplemental Operating Data
Capital Expenditures:
Infusion and Home Health Services	$977	$48	$2,229	$376
Pharmacy Services	1,104	545	3,044	3,010
Corporate unallocated	324	—	1,474	1,136

Total	$2,405	$593	$6,747	$4,522

Depreciation Expense:
Infusion and Home Health Services	$1,128	$277	$2,381	$904
Pharmacy Services	954	858	3,019	1,950
Corporate unallocated	322	221	811	742

Total	$2,404	$1,356	$6,211	$3,596

Total Assets
Infusion and Home Health Services			$438,705	$52,954
Pharmacy Services			143,153	121,081
Corporate unallocated			162,023	66,145

Total			$743,881	$240,180

Goodwill
Infusion and Home Health Services			$299,300	$—
Pharmacy Services			24,498	24,498

Total			$323,798	$24,498